FORM 4

[X]  Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:         September 30, 1998
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*

     ASCH                            ARTHUR                           L.
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     (Last)                          (First)                         (MI)

                                  445 PARK AVE.
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                                    (Street)

     NEW YORK                          NY                         10022
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

    REXX Environmental Corporation
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
    9/00                               |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [X(1)]  Director                     [     ]  10% Owner

        [X(1)]  Officer                      [     ]  Other (specify below)
                 (give title below)
        Chairman of the Board
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7. Individual or Joint/Group Filing
   (Check applicable line)

   X  Form filed by one Reporting Person
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      Form filed by more than one Reporting Person
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

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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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
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1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                  |                           |                         |
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                                  |                           |     Code    |     V     |      Amount    |   (A) or|     Price
                                  |                           |             |           |                |   (D)   |
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Common Stock                      |                           |             |           |                |         |
                                  |                           |             |           |                |         |
                                  |                           |             |           |                |         |
===================================================================================================================================
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1. Title of Security              | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                     |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                  |    End of Month           |    Indirect (I)         |
                                  |    (Instr. 3 & 4)         |    (Instr. 4)           |
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Common Stock                      |     371,051(2)            |    D                    |
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                                  |     25,000                |    I(3)                 |
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* If the Form is filed by more than one reporting person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
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                                 |                           |                         |  Code  |   V   |     (A)     |    (D)
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Stock Options                    |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
===================================================================================================================================

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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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Stock Options                    |               |              |  Common Stock  |     30,000(4)       |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
===================================================================================================================================

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1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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
                           Explanation of Responses:




      /s/  Arthur L. Asch                                        10/6/00
------------------------------------                       -------------------
  **Signature of Reporting Person                                  Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.
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(1)  The Reporting Person ceased being a director and officer of the Issuer on
     September 19, 2000, on the merger of the Issuer into a subsidiary of Newtek Capital, Inc. ("Newtek"), pursuant to the Issuer's shareholders' approval on that date. On the merger, each share of common stock of the Issuer was converted into one share of common stock of Newtek.

(2)  Excludes stock underlying options.

(3) Held by the Reporting Person's spouse; Reporting Person disclaims beneficial ownership therein.

(4) On the merger referred to in note (1), all said options were converted into options to purchase common stock of Newtek. The options are exercisable within 60 days.